                                                                   EXHIBIT 10.30


                                 LOAN AGREEMENT

                                     BETWEEN

                           SIRROM CAPITAL CORPORATION
                                      d/b/a
                                 TANDEM CAPITAL

                                       AND

                               BIKERS DREAM, INC.




                                November 17, 1997

                                TABLE OF CONTENTS


1. The Loan ............................................................       1
             1.1  The Note .............................................       1
             1.2  Initial Warrant ......................................       1
             1.3  Additional Warrant ...................................       1
             1.4  Commitment; Closing Date .............................       2
             1.5  Processing Fee .......................................       2

2. Representations and Warranties of the Company .......................       2
             2.1  Corporate Status .....................................       2
             2.2  Capitalization .......................................       3
             2.3  Authorization ........................................       3
             2.4  Validity and Binding Effect ..........................       4
             2.5  Contracts and Other Commitments ......................       4
             2.6  Litigation ...........................................       4
             2.7  Financial Statements .................................       4
             2.8  SEC Reports ..........................................       5
             2.9  Absence of Changes ...................................       5
             2.10 No Defaults ..........................................       5
             2.11 Compliance With Law ..................................       5
             2.12 Taxes ................................................       5
             2.13 Certain Transactions .................................       6
             2.14 Title to Property ....................................       6
             2.15 Intellectual Property ................................       6
             2.16 Environmental Matters ................................       7
             2.17 Accounting Matters ...................................       8
             2.18 Distributions to Company .............................       8
             2.19 Prior Sales ..........................................       8
             2.20 Regulatory Compliance ................................       8
             2.21 Margin Regulations ...................................       9
             2.22 [Reserved] ...........................................       9
             2.23 Limited Offering .....................................       9
             2.24 Registration Obligations .............................       9
             2.25 Insurance ............................................       9
             2.26 Governmental Consents ................................       9
             2.27 Employees ............................................       9
             2.28 ERISA ................................................      10
             2.29 Fees/Commissions .....................................      10
             2.30 Disclosure ...........................................      10
             2.31 Survival .............................................      10

3. Representations and Warranties of Lender ..............................    11
                  3.1   Corporate Status .................................    11
                  3.2   Authorization ....................................    11
                  3.3   Validity and Binding Effect ......................    11
                  3.4   Accredited Investor, Investment Intent ...........    11
                  3.5   Survival .........................................    12

4. Conditions Precedent to the Obligations of Lender .....................    12
                  4.1   Representations and Warranties ...................    12
                  4.2   Officer's Certificate ............................    12
                  4.3   Satisfactory Proceedings and Secretary's
                            Certificate ..................................    12
                  4.4   Legal Opinion ....................................    12
                  4.5   Authorization Agreement ..........................    12
                  4.6   Existence and Authority ..........................    13
                  4.7   Delivery of Loan Documents .......................    13
                  4.8   [Reserved] .......................................    13
                  4.9   Required Consents ................................    13
                  4.10  Waiver of Conditions .............................    13

5. Covenants of Company ..................................................    14
                  5.1   Use of Proceeds ..................................    14
                  5.2   Corporate Existence, Etc. ........................    14
                  5.3   Maintenance of Properties, Etc. ..................    14
                  5.4   Nature of Business ...............................    14
                  5.5   Insurance ........................................    14
                  5.6   Taxes, Claims for Labor and Materials ............    14
                  5.7   Compliance with Laws, Agreements, Etc. ...........    15
                  5.8   ERISA Matters ....................................    15
                  5.9   Books and Records: Rights of Inspection ..........    15
                  5.10  Reports ..........................................    15
                  5.11  Limitations on Debt and Obligations ..............    17
                  5.12  Guaranties .......................................    17
                  5.13  Limitation on Liens ..............................    18
                  5.14  Restricted Payments ..............................    18
                  5.15  Investments ......................................    19
                  5.16  Mergers, Consolidations and Sales of Assets ......    19
                  5.17  Transactions with Affiliates .....................    21
                  5.18  Notice ...........................................    21
                  5.19  Board of Directors; Observer Rights ..............    21
                  5.20  Annual Plan ......................................    22
                  5.21  Further Assurances ...............................    22

6.  [Reserved] ............................................................   22

7.  [Reserved] ............................................................   22

8.  Restrictions on Transfer; Registration Rights .........................   22
               8.1    Legends; Restrictions on Transfer ...................   22
               8.2    Registration Rights .................................   22

9.  Events of Default; Remedies ...........................................   22
               9.1    Events of Default ...................................   22
               9.2    Remedies Upon Default ...............................   24
               9.3    Acceleration of Maturities ..........................   25

10. Amendments, Waivers and Consents ......................................   25

11. Interpretation of Agreement; Definitions ..............................   25
               11.1   Definitions .........................................   25
               11.2   Accounting Principles ...............................   28
               11.3   Directly or Indirectly ..............................   29

12. Miscellaneous .........................................................   29
               12.1   Expenses, Stamp Tax Indemnity .......................   29

               12.2   Powers and Rights Not Waived; Remedies Cumulative ...   29
               12.3   Notices .............................................   29
               12.4   Assignments .........................................   30
               12.5   Survival of Covenants and Representations ...........   31
               12.6   Severability ........................................   31
               12.7   Governing Law and Jurisdiction ......................   31
               12.8   Captions; Counterparts ..............................   31
               12.9   Confidentiality .....................................   31
               12.10  Publicity ...........................................   32

                                 LOAN AGREEMENT


        This LOAN AGREEMENT (the "Agreement") entered into the 17th day of November, 1997, by and between BIKERS DREAM, INC., a California corporation (the "Company"), and SIRROM CAPITAL CORPORATION d/b/a TANDEM CAPITAL, a Tennessee corporation (the "Lender").


                                   WITNESSETH:

        WHEREAS, the Company has requested that Lender make available to the Company a term loan in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Loan"), and Lender is willing to make the Loan, on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the agreement of Lender to make the Loan, and in mutual consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, the parties agree as follows:

        1. The Loan.

               1.1 The Note. The Loan shall be evidenced by a Secured Promissory
Note in favor of Lender in the original principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00), to be dated the Closing Date, to bear interest from such date at the rate of 12.0% per annum, payable quarterly by automatic debit on the first day of each March, June, September, and December in each year, commencing December 1, 1997, and at maturity, to mature on November 17, 1998, and to bear such other terms as are set forth in the form attached hereto as Exhibit A-I. Interest on the Note shall be computed on the basis of a 360-day year of twelve 3O-day months. The Company may prepay the indebtedness evidenced by the Note in whole or in part at any time and from time to time, without penalty or premium. Capitalized terms shall have the meanings assigned by Section 11 unless otherwise defined herein.

               1.2 Initial Warrant. At the Closing, the Company shall grant, issue, and deliver to Lender its Stock Purchase Warrant, dated the Closing Date, in the form attached hereto as Exhibit A-2 (the "Initial Warrant"), entitling Lender to purchase 437,500 Shares of the Company's Common Stock at an Exercise Price of $1.00 per share, at any time and from time to time during the five year period beginning on November 17, 1997.

               1.3 Additional Warrant. On June 1, 1998, the Company shall grant, issue, and deliver to Lender its Stock Purchase Warrant, dated June 1, 1998, in the form attached hereto as Exhibit A-3 (the "Additional Warrant"), entitling Lender to purchase 375,000 Shares of the

Company's Common Stock at an Exercise Price of $1.05 per share, at any time and from time to time during the five year period beginning on June 1, 1998.

               1.4 Commitment; Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue the Note to Lender, and Lender agrees to make the Loan to the Company. Delivery of the Note shall be made at the offices of Tandem Capital, Inc., Nashville, Tennessee, against payment therefor by federal funds wire transfer in immediately available funds and to the accounts and in the amounts set forth in the Company's wire instructions in the form of Exhibit B hereto, at 10:00 A.M., Nashville time, on November 17, 1997, or such later date as the Company and Lender shall agree (the "Closing Date").

               1.5 Processing Fee. The Company shall pay to Lender on or before the Closing Date a processing fee in an amount equal to $50,000.

        2. Representations and Warranties of the Company. The Company hereby represents and warrants to Lender as follows:

               2.1 Corporate Status.

                      (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement, the Note, the Initial Warrant, the Additional Warrant, the Registration Rights Agreement, and any other document executed and delivered by the Company in connection herewith or therewith (collectively, the "Loan Documents"). The Company is qualified to do business and is in good standing in each state or other jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company.

                      (b) Schedule 2.1(b) sets forth a complete list of each corporation, partnership, joint venture, limited liability company or other business organization in which the Company owns, directly or indirectly, any capital stock or other equity interest in excess of $1,000 (the "Subsidiary" or, collectively, the "Subsidiaries"), or with respect to which the Company or any Subsidiary, alone or in combination with others, is in a control position, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by the Company. Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of incorporation or other organization as indicated on Schedule 2.1(b), each has all requisite power and authority and holds all material licenses, permits and other required authorizations from government authorities necessary to own its properties and assets and to conduct its business as now being conducted, and each is qualified to do business as a foreign corporation (or business organization) and is in good standing in every jurisdiction in which such qualification is necessary under applicable law, except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company. All of the outstanding shares of capital stock, or other equity interest, of each Subsidiary owned, directly or indirectly, by the Company have been validly issued, are fully paid and nonassessable, and are owned by the Company free and clear of all liens, charges, security interests, or encumbrances.

               2.2 Capitalization.

                      (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Preferred Stock, no par value, of which three shares of Series A Preferred Stock, and 6,481,385 shares of Series B Preferred Stock are issued and outstanding, and (ii) 25,000,000 shares of Common Stock, no par value, 10,801,821 of which are issued and outstanding. All shares of Preferred Stock and Common Stock outstanding have been validly issued and are fully paid and nonassessable. There are no statutory or contractual preemptive rights, rights of first refusal, antidilution rights, or any similar rights held by any party with respect to the issuance of the Note or the Warrants.

                      (b) The Company has not granted, or agreed to grant or issue, any options, warrants or rights to purchase or acquire from the Company any shares of capital stock of the Company; there are no securities outstanding or committed to be issued by the Company or any Subsidiary which are convertible into or exchangeable for any shares of capital stock or other securities of the Company; and there are no contracts, commitments, agreements, understandings, arrangements or restrictions as to which the Company is a party, or by which it is bound, relating to any shares of capital stock or other securities of the Company, whether or not outstanding, except for (i) the Warrants to be issued pursuant to this Agreement, and (ii) such options, warrants and other rights to acquire capital stock of the Company set forth on Schedule 2.2(b). Except as set forth on Schedule 2.2(b), all such shares have been duly reserved for issuance, have been duly and validly authorized, and upon issuance in accordance with the terms of the respective instruments and receipt of payment therefor, will be validly issued, fully paid, and nonassessable.

                      (c) The Common Stock issuable upon exercise of Warrants being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the other Loan Documents, and applicable state and federal securities laws.

               2.3 Authorization. The Company has full legal right, power and authority to enter into and perform its obligations under the Loan Documents without the consent or approval of any other person, firm, governmental agency, or other legal entity. The execution and delivery of this Agreement, the issuance of the Note hereunder, the execution and delivery of each other document in connection herewith or therewith to which the Company is a party, and the performance by the Company of its obligations hereunder or thereunder, are within the corporate powers of the Company and have been duly authorized by all necessary corporate action properly taken, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) the Articles of Incorporation or Bylaws of the Company, (ii) any material agreement to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest, or encumbrance of any nature upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer executing this Agreement, the Note, and any other document executed and delivered by the Company in connection herewith or therewith, is duly authorized to act on behalf of the Company.

               2.4 Validity and Binding Effect. Each of the Loan Documents is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

               2.5 Contracts and Other Commitments. Except as disclosed on
Schedule 2.5 and other than as filed by the Company with the Securities and Exchange Commission ("SEC") as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act of 1933 (the "Securities Act") (each such disclosed or filed agreement an "Applicable Contract"), the Company and its Subsidiaries are not bound by any loans, liens, pledges, security interests, agreements, indentures, or instruments defining the rights of security holders under any securities or other financings upon which the Company or any Subsidiary is obligated or by which the Company is bound.

               2.6 Litigation. Except as set forth on Schedule 2.6, there is no litigation, arbitration, claim, proceeding or investigation pending or threatened in writing to which the Company or any Subsidiary is a party or of which any of its respective properties or assets is the subject which, if determined adversely to the Company or such Subsidiary, would individually or in the aggregate have a Material Adverse Effect on the financial position, results of operations, or business of the Company and its Subsidiaries.

               2.7 Financial Statements. Except as set forth on Schedule 2.7, the consolidated financial statements of the Company and its Subsidiaries for the years ended December 31, 1996 and 1995, and the unaudited consolidated financial statements as of and for the six months ended June 30, 1997, and the related notes, copies of which the Company previously has delivered to Lender, fairly present the financial position, results of operations, cash flows and changes in stockholders' equity of the Company and its consolidated Subsidiaries, at the respective dates of and for the periods to which they apply in such financial statements, and have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent audited consolidated financial statements). No financial statements of any other person are required by GAAP to be included in the consolidated financial statements of the Company.

               2.8 SEC Reports. The Company's Common Stock is listed for trading on the over-the-counter market and quoted on the National Association of Securities Dealers Electronic Bulletin Board under the symbol "BIKR," and has been duly registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Since January 1, 1997, the Company has timely filed all reports, registrations, proxy or information statements, and all other documents, together with any amendments required to be made thereto, required to be filed with the SEC under the Securities Act and the Exchange Act (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports complied (or will comply, as the case may be) in all material respects with all rules and regulations promulgated by the SEC and did not (or will not, as the case may be) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               2.9 Absence of Changes. Except as set forth on Schedule 2.9, since June 30, 1997, (i) neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations, direct or contingent, or entered into any transactions, not in the ordinary course of business, that are material to the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries have purchased any of its outstanding capital stock or declared, or paid any dividend or other distribution or payment in respect of its capital stock, (iii) there has not been any change in the authorized or issued capital stock, long-term debt, or short-term debt of the Company, and (iv) there has not been any material adverse change in or affecting the business, operations, properties, assets, or condition (financial or otherwise) of the Company or any Subsidiary.

               2.10 No Defaults. Except as set forth on Schedule 2.10 and except where a default or event of default does not and would not constitute a Material Adverse Event (as defined in Section (11), no default or event of default by the Company or any Subsidiary exists under this Agreement or any of the other Loan Documents, or under any Applicable Contract, or other material instrument or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its respective properties are bound or, to the knowledge of the Company, affected, and to the knowledge of the Company no event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default thereunder.

               2.11 Compliance With Law. The Company and any Subsidiary are in compliance with all foreign, federal, state or local laws, regulations, decrees and orders applicable to them (including but not limited to the Foreign Corrupt Practices Act, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition) to the extent that noncompliance, in the aggregate, cannot reasonably be expected to cause a Material Adverse Event.

               2.12 Taxes. Except as set forth on Schedule 2.12, the Company and its Subsidiaries have filed or caused to be filed all federal, state and local income, excise and franchise tax returns for the 1994, 1995 and 1996 taxable years required to be filed (except for returns that have been appropriately extended), and have paid, or provided for the payment of, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any governmental authority, agency or instrumentality, prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved), and the Company does not know of any proposed assessment for additional taxes or any basis therefor. No tax liens have been filed against the Company or its Subsidiaries or any of their properties.

             2.13 Certain Transactions. Except as set forth in the filings made by the Company with the SEC and except as to indebtedness incurred in the ordinary course of business and approved by the Board of Directors of the Company, neither the Company nor any Subsidiary is indebted, directly or indirectly, to any of its officers or directors, or to their respective spouses or children, or to any affiliate, in excess of an aggregate amount of $60,000, and none of such officers or directors or any member of their immediate families or affiliates, is indebted to the Company or any Subsidiary in excess of an aggregate amount of $60,000, or has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company or any Subsidiary, except as set forth on Schedule 2.13. Except as set forth in the proxy statements filed by the Company with the SEC, no officer or director of the Company or any Subsidiary or any member of their immediate families is, directly or indirectly, interested in any material contract with the Company or any Subsidiary that would require disclosure under Item 404 of Regulation S-K. Neither the Company nor any Subsidiary is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

               2.14 Title to Property. The Company and each Subsidiary has good and marketable title to all real and personal property owned by it, free and clear of all liens, security interests, pledges, encumbrances, claims and restrictions of every kind and nature whatsoever, except as disclosed on
Schedule 2.14. Any real property and buildings held under lease by the Company or any Subsidiary are held under valid existing and enforceable leases, and to the best of the Company's knowledge no default has occurred or is continuing thereunder which might result in any Material Adverse Effect.

               2.15 Intellectual Property.

                      (a) Except as set forth in Schedule 2.15, or for items that would not constitute a Material Adverse Event, to the Company's knowledge, the Company is the lawful owner or has a valid right to use the proprietary information used in its business free and clear of any claim, right, trademark, patent or copyright protection of any third party; provided, however, that this paragraph (a) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof. As used herein, "proprietary information" includes without limitation (i) any computer software and any documentation, inventions, and technical and nontechnical data related thereto, and (ii) other documentation, inventions and data related to patterns, plans, methods, techniques, drawings, finances, customer lists, suppliers, products, special pricing and cost information, designs, processes, procedures, formulas, research data owned or used by the Company or any Subsidiary or marketing studies conducted by the Company, all of which the Company considers to be commercially important and competitively sensitive and which generally has not been disclosed to third parties other than customers in the ordinary course of business.

                      (b) Except as set forth in Schedule 2.15, to the Company's knowledge, the Company has good and marketable title to or has a valid right to use all patents, trademarks, trade names, service marks, copy rights or other intangible property rights, and registrations or applications for registration thereof, owned by the Company or any Subsidiary or used or required by the Company or any Subsidiary in the operation of its business as presently being conducted; provided, however, that this paragraph (b) shall not be deemed to include any representation regarding the absence of infringements or conflicts with the rights of others, which representation is made only in paragraph (c) hereof

                      (c) Except as set forth in Schedule 2.15, the Company has no knowledge of any infringements or conflicts with asserted rights of others with respect to copyrights, patents, trademarks, service marks, trade names, trade secrets or other intangible property rights or know how which could cause a Material Adverse Event. Except as set forth in Schedule 2.15, to the Company's knowledge, no products or processes of the Company infringe or conflict with any rights of patent or copyright, or any discovery, invention, product or process, that is the subject of a patent or copyright application or registration known to the Company. The Company follows such procedures as the Company deems necessary or appropriate to provide reasonable protection of the Company's trade secrets and proprietary rights in intellectual property of all kinds. To the knowledge of the Company, no person employed by or affiliated with the Company has employed or proposes to employ any trade secret or any information or documentation proprietary to any former employer, and to the knowledge of the Company, no person employed by or affiliated with the Company has violated any confidential relationship that such person may have had with any third person, in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company.

               2.16 Environmental Matters. The Company has duly complied in all material respects with, and its business, operations, assets, equipment, property, leaseholds or other facilities are in compliance in all material respects with, the provisions of all federal, state and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations promulgated thereunder, except to the extent that the violation thereof would not reasonably be expected to cause a Material Adverse Event. The Company has been issued and will maintain all required material federal, state and local permits, licenses, certificates and approvals relating to (i) air emissions;
(ii) discharges to surface water or groundwater; (iii) noise emissions; (iv) solid or liquid waste disposal; (v) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (which shall include any and all such materials listed in any federal, state or local law, code or ordinance and all rules and regulations promulgated thereunder as hazardous or potentially hazardous); or (vi) other environmental, health or safety matters, except to the extent that the violation thereof would not reasonably be expected to cause a Material Adverse Event. Except as noted on
Schedule 2.16, the Company has not received notice of and does not know of a material violation of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities. Except in accordance with a valid governmental permit, license, certificate or approval, there has been no emission, spill, release or discharge into or upon (i) the air; (ii) soils, or any improvements located thereon; (iii) surface water or groundwater; or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or wastes at or from the premises, except to the extent that the violation thereof would not reasonably be expected to cause a Material Adverse Event. The Company does not have any material indebtedness, obligation or liability (absolute or contingent, matured or not matured), with respect to the storage, treatment, cleanup or disposal of any solid wastes, hazardous wastes or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law or statute regarding such storage, treatment, cleanup or disposal).

               2.17 Accounting Matters. The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance, with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for the assets of the Company and each of its Subsidiaries; (iii) access to the assets of the Company and each of its Subsidiaries is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets of the Company and each of its Subsidiaries are compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               2.18 Distributions to Company. No Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distributions on such Subsidiary's capital stock, from repaying to the Company any loans or advances to such Subsidiary, or from transferring any of such Subsidiary's property or assets to the Company or any other Subsidiary of the Company.

               2.19 Prior Sales. All offers and sales of the Company's capital stock prior to the date hereof were at all relevant times (i) exempt from the registration requirements of the Securities Act or were duly registered under the Securities Act, and (ii) were duly registered or were the subject of an available exemption from the registration requirements of all applicable state securities or Blue Sky laws.

               2.20 Regulatory Compliance. Except as set forth on Schedule 2.20, the conduct of the business and the ownership of the assets of the Company is not dependent on any license, permit, approval, waiver or other authorization of any federal, state or local governmental or regulatory body which the Company has not obtained, except to the extent that the absence thereof would not reasonably be expected to cause a Material Adverse Event. All material licenses, permits and authorizations held by the Company are in full force and effect.

               2.21 Margin Regulations. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Exchange Act.

               2.22 [Reserved.]

               2.23 Limited Offering. Subject in part to the truth and accuracy of Lender's representations set forth in this Agreement, the offer, sale and issuance of the Note and Warrants is exempt from the registration requirements of the Securities Act, and neither the Company nor any authorized agent acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.

               2.24 Registration Obligations. Except as described in Schedule 2.24, the Company is not under any obligation to register under the Securities Act or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that are proposed to be subsequently issued.

               2.25 Insurance. The Company has maintained, and has caused each Subsidiary to maintain, insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

               2.26 Governmental Consents. No consent, approval, qualification, order or authorization of, or filing with, any local, state, or federal governmental authority is required on the part of the Company in connection with the Company's valid execution, delivery, or performance of this Agreement by the Company, except such filings as have been made prior to the Closing, and except notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

               2.27 Employees. To the best of the Company's knowledge, there is no strike, labor dispute or union organization activity pending or threatened between the Company and its employees. None of the Company's employees belongs to any union or collective bargaining unit. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. To the best of the Company's knowledge, no employee of the Company is in violation of any judgment, decree, or order, or any term of any employment contract, patent disclosure agreement, or other contract or agreement relating to the relationship of any such employee with the Company, or any other party because of the nature of the business conducted or presently proposed to be conducted by the Company or to the use by the employee of his best efforts with respect to such business. Other than as set forth on Schedule 2.27, the Company is not a party to or bound by any employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. Subject to general principles related to wrongful termination of employees and to existing employment contracts set forth on Schedule 2.27, the employment of each officer and employee of the Company is terminable at the will of the Company.

               2.28 ERISA. The Company is in compliance in all material respects with all applicable provisions of Title IV of the Employee Retirement Income Security Act of 1974, Pub. L. No. 93-406, September 2, 1974, 88 Stat. 829, 29 U.S.C.A. SS 1001 et seq. (1975), as amended from time to time ("ERISA"). Except as disclosed in Schedule 2.28, neither a reportable event nor a prohibited transaction (as defined in ERISA) has occurred and is continuing with respect to any "pension plan" (as such term is defined in ERISA, a "Plan"); no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances, exist which constitute grounds entitling the Pension Benefit Guaranty Corporation (together with any entity succeeding to or all of its functions, the "PBGC") to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Company nor any commonly controlled entity (as defined in ERISA) has completely or partially withdrawn from a multiemployer plan (as defined in ERISA). The Company and each commonly controlled entity has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan property exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Company or any commonly controlled entity to the PBGC or the Plan under Title IV or ERISA; and neither the Company nor any commonly controlled entity has incurred any liability to the PBGC under ERISA.

               2.29 Fees/Commissions. Except as set forth on Schedule 2.29, the Company has not agreed to pay any finder's fee, commission, origination fee, or other fee or charge to any person or entity with respect to or as a result of the consummation of the transactions contemplated hereunder, except for (i) the processing fee due to Lender under Section 1.5, and (ii) reimbursement of Lender's expenses under Section 12.1.

               2.30 Disclosure. No representation or warranty made as of the date hereof by the Company contained in this Agreement or any Schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished to the Purchaser pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained herein or therein not misleading.

               2.31 Survival. The representations and warranties of the Company contained in this Agreement are made as of the date hereof and shall survive until this Agreement terminates in accordance with Section 12.5 hereof.


        3. Representations and Warranties of Lender. The Lender hereby represents to the Company as follows:

               3.1 Corporate Status. Lender is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and any other document executed or delivered by Lender in connection herewith.

               3.2 Authorization. Lender has full legal right, power and authority to enter into and perform its obligations under this Agreement and any other document executed and delivered by Lender in connection herewith, without the consent or approval of any other person, firm, governmental agency or other legal entity. The execution and delivery of this Agreement and any other document executed and delivered by Lender in connection herewith, and the performance by Lender of its obligations hereunder and/or thereunder are within the corporate powers of Lender, have received all necessary governmental approvals, if any were required, and do not and will not contravene or conflict with (i) the Charter or Bylaws of Lender, (ii) any material agreement to which Lender is a party or by which it or any of its properties is bound, or constitute a default thereunder, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature upon any of the property or assets of Lender pursuant to the terms of any such agreement or instrument, or (iii) violate any provision of law or any applicable judgment, ordinance, regulation or order of any court or governmental agency. The officer executing this Agreement and any other document executed and delivered by Lender in connection herewith, is duly authorized to act on behalf of Lender.

               3.3 Validity and Binding Effect. This Agreement and any other document executed and delivered by Lender in connection herewith have been authorized by all requisite corporate action, and are the legal, valid and binding obligations of the Lender, enforceable against it in accordance with their respective terms, subject to such limitations on enforceability as may exist under equitable principles of law or the application of bankruptcy or insolvency laws.

               3.4 Accredited Investor, Investment Intent. Lender is a registered investment company under the Investment Company Act and as such is an "accredited investor" under Rule 501(a) under the Securities Act. Lender is acquiring the Note and Warrants for its own account, for investment, and not with a view to the distribution or resale thereof, in whole or in part, in violation of the Securities Act or any applicable state securities law, and Lender has no present intention of selling, negotiating or otherwise disposing of the Note and Warrants; it being understood that Lender intends to transfer and assign the Note and Warrants and all Lender's rights and obligations under this Agreement to one or more wholly-owned Subsidiaries of Lender, which will also be accredited investors holding for their own account, for investment, and not with a view to the distribution or resale thereof. Lender has relied solely upon an independent investigation made by it and its representatives, if any, and has, prior to the date hereof, been given access to and the opportunity to examine all books and records of the Company, and all material contracts and documents of the Company. In making its investment decision to purchase the Note and Warrants, Lender is not relying on any oral or written representations or assurances from the Company or any other person or any representation of the Company or any other person other than as set forth in this Agreement, or on any information other than that contained in the Company's Annual Report on Form 1O-K for the year ended December 31, 1996 and (ii) Quarterly Report on Form 1O-Q for the quarter ended June 30, 1997. Lender has such experience in business and financial matters that it is capable of evaluating the risk of its investment and determining the suitability of its investment.

               3.5 Survival. The representations and warranties of the Lender contained in this Agreement shall survive until this Agreement terminates in accordance with Section 12.5 hereof.

        4. Conditions Precedent to the Obligations of Lender. The obligation of Lender to make the Loan shall be subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth below. These conditions are for Lender's sole benefit and may be waived by Lender at any time in its sole discretion.

               4.1 Representations and Warranties. The representations and warranties of the Company contained in this Agreement and in any Schedule hereto or any document or instrument delivered to Lender or its representatives hereunder, shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date as if made on such date, except to the extent such representations and warranties expressly relate to a specific date. The Company shall have duly performed all of the covenants and agreements to be performed by it hereunder on or prior to the Closing Date.

               4.2 Officer's Certificate. The Company shall have delivered to Lender a certificate, dated the Closing Date, signed by the President of the Company, substantially in the form attached hereto as Exhibit C.

               4.3 Satisfactory Proceedings and Secretary's Certificate. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to Lender and Lender's counsel, and the Company shall have delivered to Lender a certificate, dated the Closing Date, signed by the Secretary of the Company, substantially in the form attached hereto as Exhibit D.

               4.4 Legal Opinion. Lender shall have received the opinion of Day Campbell & McGill, counsel for the Company, dated the Closing Date, addressed to Lender, in form and substance satisfactory to Lender's counsel, and covering the matters set forth in Exhibit E hereto.

               4.5 Authorization Agreement. The Company shall have delivered to Lender an Authorization Agreement for Pre-Authorized Payments (Debit), dated the Closing Date, executed by a duly authorized officer of the Company, in the form attached hereto as Exhibit F.

               4.6 Existence and Authority. The Company shall have delivered to Lender the following certificates of public officials, in each case as of a date within ten days of the Closing Date:

                      (a) the certificate or articles of incorporation of the Company and each of the Subsidiaries, certified by the Secretary of State or other appropriate official in the jurisdiction by which each such entity is incorporated; and

                      (b) a certificate as to the legal existence and good standing of the Company and each of the Subsidiaries issued by the Secretary of State or other appropriate official of the jurisdiction by which each such entity is incorporated.

               4.7 Delivery of Loan Documents. The Company shall have delivered to Lender the following documents, executed by the Company and dated the Closing
Date:

                      (a) the Note;

                      (b) the Initial Warrant;

                      (c) the Security Agreement in the form of Exhibit G;

                      (d) the Warrant Valuation Letter in the form of Exhibit H;

                      (e) the Closing Statement in the form of Exhibit I;

                      (f) the Financing Statements; and

                      (g) the Registration Rights Agreement between the Company and the Lender.

               4.8 [Reserved].

               4.9 Required Consents. Any consents or approvals required to be obtained from any third party, including any holder of indebtedness or any outstanding security of the Company, and any amendments of agreements which shall be necessary to permit the consummation of the transactions contemplated hereby on the Closing Date, shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to Lender and Lender's counsel.

               4.10 Waiver of Conditions. If on the Closing Date the Company fails to tender to Lender the Note and Warrants to be issued to Lender, or if the conditions specified in this Section 4 have not been fulfilled, Lender may thereupon elect to be relieved of all further obligations under this Agreement and shall (i) retain the processing fee provided by Section 1.5, and (ii) be paid the expense allowance provided by Section 12.1. Without limiting the foregoing, if the conditions specified in this Section 4 have not been fulfilled, Lender may waive compliance by the Company with any such condition to such extent as Lender, in Lender's sole discretion, may determine. Nothing in this Section 4.10 shall operate to relieve the Company of any of its obligations hereunder, or to waive any of Lender's rights against the Company.

        5. Covenants of Company. From and after the Closing Date and continuing so long as any amount remains unpaid on the Note,

               5.1 Use of Proceeds. The Company shall use the proceeds of the Loan for general corporate purposes, including working capital and debt repayment.

               5.2 Corporate Existence, Etc. The Company will preserve and keep in force and effect, and will cause each Subsidiary to preserve and keep in force and effect, its corporate existence and good standing in the state of incorporation thereof, its qualification and good standing as a foreign corporation in each jurisdiction where such qualification is required by applicable law except where the failure to so qualify would not have a Material Adverse Effect on the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and all licenses and permits necessary to the proper conduct of its business.

               5.3 Maintenance of Properties, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties and assets which are used or useful in the conduct of its business (whether owned in fee or pursuant to a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions required in the opinion of the Company to maintain the efficiency thereof.

               5.4 Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

               5.5 Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage with respect to their respective properties and business in such forms and amounts and against such risks, casualties and contingencies as are customary for corporations of comparable size and condition (financial and otherwise) engaged in the same or a similar business and owning and operating similar properties.

               5.6 Taxes, Claims for Labor and Materials. The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, (i) all lawful taxes, assessments and governmental charges or levies imposed upon the property or business of the Company or such Subsidiary, respectively, (ii) all trade accounts payable in accordance with usual and customary business terms, and (iii) all claims for work, labor or materials, which if unpaid might become a lien or charge upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (ii) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

               5.7 Compliance with Laws, Agreements, Etc. Except where failure to do so does not and would not constitute a Material Adverse Event, the Company shall maintain its business operations and property owned or used in connection therewith in compliance with (i) all applicable federal, state and local laws, regulations and ordinances, and such laws, regulations and ordinances of foreign jurisdictions, governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures and mortgages to which the Company is a party or by which the Company or any of its properties is bound.

               5.8 ERISA Matters. If the Company has in effect, or hereafter institutes, a pension plan that is subject to the requirements of Title IV of ERISA (a "Plan"), then the following covenants shall be applicable during such period as any such Plan shall be in effect: (i) throughout the existence of the Plan, the Company's contributions under the Plan will meet the minimum funding standards required by ERISA and the Company will not institute a distress termination of the Plan; and (ii) the Company will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with the Labor Department or the PBGC, at the time that such notice is so filed.

               5.9 Books and Records: Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently maintained. The Company shall permit a representative of Lender to visit any of its properties and inspect its corporate books and financial records, and will discuss its accounts, affairs and finances with a representative of Lender, during reasonable business hours, at all such times as Lender may reasonably request.

               5.10 Reports. The Company will furnish to Lender the following information, which information shall be subject to confidential treatment by
Lender:

                      (a) Monthly Statements. Within 20 days after the end of each month, beginning the month of November, 1997, monthly internal financial reports which at a minimum shall consist of a balance sheet of the Company as of the close of such month and related statements of income and cash flows for the one-month period then ended, as well as any additional financial reports for such period routinely prepared with respect to the Company and the Subsidiaries;

                      (b) Quarterly Statements. As soon as available and in any event within 30 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

                           (i) consolidated balance sheets of the Company and Subsidiaries as of the close of the three-month period then ended, setting forth in comparative form the consolidated figures at the end of the preceding fiscal year,

                           (ii) consolidated statements of income of the Company and Subsidiaries for the three-month period then ended, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, and

                           (iii) consolidated statements of cash flows of the Company and Subsidiaries for the portion of the fiscal year ending with such three-month period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and accompanied by a certificate of an authorized financial officer of the Company that such financial statements fairly present the financial condition and results of operations and cash flows of the Company at and for the periods presented, subject to normal year-end adjustment;

                      (c) Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, copies of:

                           (i) consolidated balance sheets of the Company and Subsidiaries as of the close of such fiscal year, and

                           (ii) consolidated statements of income and consolidated statements of changes in stockholders' equity and cash flows of the Company and Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by an unqualified report thereon of a firm of independent public accountants of recognized national standing;

                      (d) Special Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Subsidiary;

                      (e) SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each periodic or current report, and any registration statement or prospectus filed by the Company or any Subsidiary with any securities exchange or the SEC or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its Subsidiaries. The Company specifically covenants to timely file each such item required to be filed with the SEC and each state requiring securities laws filings; and

                      (f) Requested Information. With reasonable promptness, such financial data and other information relating to the business of the Company as Lender may from time to time reasonably request.

               5.11 Limitations on Debt and Obligations. Except as to

                           (i) Indebtedness existing on the date hereof and reflected on (a) the Company's unaudited balance sheet as of June 30, 1997, and (b) Schedule 5.11, as the same Indebtedness may be extended or renewed (but not increased);

                           (ii) the Indebtedness incurred pursuant to the Note;

                           (iii) accounts payable and other trade payables incurred in the ordinary course of business;

                           (iv) purchase money indebtedness incurred by the Company in the purchase of equipment and other property used by the Company in the ordinary course of business, such purchase money indebtedness not to exceed an aggregate amount of principal and accrued interest thereon of $50,000 at any time outstanding;

                           (v) obligations of the Company pursuant to capitalized leases;

                           (vi) Indebtedness that refinances secured
        Indebtedness under clause (i) above, provided that the collateral for such new Indebtedness is the collateral for the refinanced secured Indebtedness and the aggregate principal amount of such Indebtedness does not exceed the principal amount outstanding under the refinanced Indebtedness; and

                           (vii) Indebtedness incurred in connection with the acquisition of a business (including the assets of a business), provided such Indebtedness is secured solely by the assets of the business so acquired;

the Company and its Subsidiaries shall not, on a consolidated basis, incur additional indebtedness which is senior to or pari passu with the Note, without the prior written consent of Lender.

               5.12 Guaranties. Without the prior written consent of Lender, the Company will not, and will not permit any Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in maximum financial exposure to the amounts set forth in, and are incurred in compliance with, the provisions of Section 5.11 of this Agreement.

               5.13 Limitation on Liens. Without the prior written consent of Lender, the Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (collectively, "Liens") on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same, to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreement or other title retention devices, except those Liens which exist as of the date hereof as set forth on Schedule 2.14, and except:

                      (a) purchase money liens on and security interests in equipment hereafter acquired securing Indebtedness permitted by Section 5.11(iv) of this Agreement, provided that such liens and security interests attach only to the equipment so acquired and do not encumber any other property of the Company or any Subsidiary;

                      (b) liens for taxes (excluding federal and state income taxes) not yet payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company or a Subsidiary;

                      (c) mechanics', materialmen's, warehousemen's, carriers' or other like liens arising in the ordinary course of business of the Company or any Subsidiary, if any, arising with respect to obligations which are not overdue for a period longer than 90 days or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided on the books of the Company or a Subsidiary;

                      (d) deposits or pledges to secure the performance of bids, tenders, contracts, leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of a like general nature or given in the ordinary course of business by the Company or any Subsidiary; and

                      (e) other encumbrances consisting of zoning restrictions, easements, restrictions on the use of real property or minor irregularities in the title thereto, which do not arise in connection with the borrowing of, or any obligation for the payment of, money and which, in the aggregate, do not materially detract from the value of the premises or the business, properties or assets of the Company or any Subsidiary.

               5.14 Restricted Payments. The Company will not, without the prior written consent of Lender,

                      (a) declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class except dividends or other distributions payable solely in shares of Common Stock of the Company; or

                      (b) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock); or

                      (c) make any other payment or distribution, either directly or through any Subsidiary, in respect of its capital stock, provided, that distributions from a Subsidiary to the Company, or from a Subsidiary to another Subsidiary, shall be permitted.

               5.15 Investments. The Company will not, and will not permit any Subsidiary to, make any Investments outside the ordinary course of business of the Company or any Subsidiary, without the prior written consent of Lender, except:

                      (a) Investments in direct obligations of the United States of America, or any agency or instrumentality of the United States of America, the payment or guaranty of which constitutes a full faith and credit obligation of the United States of America, in either case maturing in twelve months or less from the date of acquisition thereof;

                      (b) Investments in certificates of deposit maturing within one year from the date of origin, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by Company or a Subsidiary, rated AA or better by Standard & Poor's Corporation or AA or better by Moody's Investors Service, Inc.;

                      (c) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Subsidiary, is accorded the highest rating by Standard & Poor's Corporation, Moody's Investors Service, Inc. or another nationally recognized credit rating agency of similar standing;

                      (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Subsidiary;

                      (e) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries; and

                      (f) acquisitions, mergers, and consolidations permissible under Section 5.16(a)(ii).

               5.16 Mergers, Consolidations and Sales of Assets.

                      (a) Without the prior written consent of Lender, the Company will not, and will not permit any Subsidiary to (i) consolidate with or be a party to a merger or share exchange with any other corporation, or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this Section 5.16) of the assets of Company and its Subsidiaries; provided, however, that:

                           (i) any Subsidiary may merge or consolidate with or into the Company or any wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation; and

                           (ii) any Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any other Wholly-owned Subsidiary.

                      (b) Without the prior written consent of Lender, the Company will not permit any Subsidiary to issue or sell any shares of stock of any class (including as "stock" for the purposes of this Section 5.16, any warrants, rights or options to purchase or otherwise acquire stock or other securities exchangeable for or convertible into stock) of such Subsidiary to any person other than the Company or a Wholly-owned Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly preexisting preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Subsidiary whereby the Company and/or such Subsidiary maintain their same proportionate interest in such Subsidiary.

                      (c) Without the prior written consent of Lender, the Company will not sell, transfer or otherwise dispose of any shares of stock in any Subsidiary (except to qualify directors) or any indebtedness of any Subsidiary, and will not permit any Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Subsidiary) any shares of stock or any indebtedness of any other Subsidiary, unless all of the following conditions are met:

                           (i) simultaneously with such sale, transfer or disposition, all shares of stock and all indebtedness of such Subsidiary at the time owned by the Company and by every other Subsidiary shall be sold, transferred or disposed of as an entirety;

                           (ii) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the retention of such stock and indebtedness is no longer in the best interests of the Company;

                           (iii) such stock and indebtedness is sold, transferred or otherwise disposed of to a person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

                           (iv) the Subsidiary being disposed of shall not have any continuing investment in the Company or any other Subsidiary not being simultaneously disposed of; and

                           (v) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Subsidiaries taken as a whole.

                      (d) As used in this Section 5.16, a sale, lease or other disposition of assets shall be deemed to be a "substantial part" of the assets of the Company and its Subsidiaries only if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Subsidiaries (other than in the ordinary course of business) during the twelve month period ending on the date of such sale, lease or other disposition, exceeds 25 percent of the consolidated net tangible assets of the Company and its Subsidiaries determined as of the end of the immediately preceding fiscal year.

               5.17 Transactions with Affiliates. Except as set forth on
Schedule 5.17, without the prior written consent of Lender, the Company will not, and will not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any officer, director or Affiliate (including, without limitation, the purchase from, sale to, or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than could be obtained in an arm's-length transaction with a person other than an Affiliate, in each case as determined in good faith by a majority of the disinterested directors of the Company.

               5.18 Notice. The Company shall promptly upon the discovery thereof give written notice to Lender of (i) the occurrence of any Default or Event of Default under this Agreement, (ii) the occurrence of any material default or material event of default under any other agreement providing for Indebtedness of the Company or any Subsidiary or under a capitalized lease obligation, (iii) any material actions, suits or proceedings instituted by any person against the Company or a Subsidiary or affecting any of the assets of the Company or any Subsidiary, or (iv) any investigation initiated by, or any dispute between and any governmental regulatory body, on the one hand, and the Company or any Subsidiary, on the other hand, which dispute might interfere with the normal operations of the Company or any Subsidiary; provided, however, that Lender shall not be required by this Agreement to disclose any such information provided in (iii) or (iv) above to any third party other than Lender's counsel and except to the extent compelled by law or otherwise authorized by the Company.

               5.19 Board of Directors; Observer Rights. Until the Note is paid in full, the Company shall invite one representative of Lender to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings. The Company shall also provide Lender, in advance, with copies of all actions proposed to be taken by the Board of Directors in lieu of meeting.

               5.20 Annual Plan. The Board of Directors shall adopt no later than the thirtieth day of each fiscal year, a financial plan for the Company, which shall include at least a projection of income and expenses (including capital expenditures) and a projected cash flows statement for each month in such fiscal year, and a projected balance sheet as of the end of each month in such fiscal year (the "Annual Plan"). The Annual Plan may only be amended or revised, in any material manner, with the approval of the Board of Directors.

               5.21 Further Assurances. The Company will take all actions reasonably requested by Lender to effect the transactions contemplated by this Agreement and the other Loan Documents.

        6. [Reserved].

        7. [Reserved].

        8. Restrictions on Transfer; Registration Rights.

               8.1 Legends; Restrictions on Transfer. Neither the Note nor the shares of Common Stock issuable upon exercise of Warrants have been registered under the Securities Act or any state securities laws. The Note and each stock certificate issued upon exercise of Warrants shall bear a legend in substantially the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND SUCH APPLICABLE STATE SECURITIES LAWS, OR (II) AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

               8.2 Registration Rights.

        The Lender shall be entitled to register Common Stock issuable upon exercise of Warrants as provided in the Registration Rights Agreement.

        9. Events of Default; Remedies.

               9.1 Events of Default. The occurrence of any one of the following shall constitute an "Event of Default" under this Agreement:

                      (a) Default shall occur in the payment of interest on the Note when the same shall have become due, provided, that any such default shall be curable within two business days if the failure to make such payment when due was caused by a financial institution's error in effecting an automatic debit transaction against an account containing sufficient funds; or

                      (b) Default shall occur in the making of any payment of the principal of the Note at the expressed or any accelerated maturity date or at any date fixed by the Company for prepayment, provided, that any such default shall be curable within two business days if the failure to make such payment when due was caused by a financial institution's error in effecting an automatic debit transaction against an account containing sufficient funds; or

                      (c) Default shall be made in the payment of the principal of or interest on any material Indebtedness (other than the Note) of the Company or any Subsidiary and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

                      (d) Default or the happening of any event shall occur under any contract, agreement, lease, indenture or other instrument under which any material Indebtedness (other than the Note) of the Company or any Subsidiary may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness of the Company or any Subsidiary outstanding thereunder; or

                      (e) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 5.11 through 5.20 hereof which is not remedied within 30 days; or

                      (f) Default shall occur in the observance or performance of any other provision of this Agreement or the other Loan Documents which is not remedied within 30 days after the earlier of (i) the date on which the Company first obtains knowledge of such default, or (ii) the date on which written notice thereof is given to the Company by the Lender; or

                      (g) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Note or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof and would have a Material Adverse Effect, subject to the limitations on survival of Section 12.5; or

                      (h) Final judgments for the payment of money aggregating in excess of $ 100,000, are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

                      (i) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                      (j) A custodian, trustee, liquidator, or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

                      (k) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

                      (1) Herm Rosenman shall resign or be terminated, other than for cause, as President and Chief Executive Officer of the Company.

               9.2 Remedies Upon Default. If an Event of Default shall occur, and for so long as such Event of Default continues,

                      (a) The interest rate on the Note shall increase by 7% per annum, that is, to 19% per annum, until such Event of Default is cured, as provided by the Note.

                      (b) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Note and all of the other Loan Documents.

                      (c) Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Documents providing the remedy or remedies exercised; if none is specified, or if the remedy is provided by this Agreement, then as follows: first, to the costs and expenses, including without limitation reasonable attorney's fees, incurred by Lender in connection with the exercise of its remedies; second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred; third, to the payment of the obligations of Company under the Loan Documents (the "Obligations"), including but not limited to the payment of the principal of and interest on the indebtedness evidenced by the Note, in such order of priority as Lender shall determine in its sole discretion; and fourth, the remainder, if any, to Company or to any other person lawfully thereunto entitled.

                      (d) If Company shall default in the payment, performance or observance of any covenant, term or condition of this Agreement, which default is not cured within the applicable cure period, then Lender may, at its option, pay, perform or observe the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including but not limited to reasonable attorney's fees), with interest thereon at the highest default rate provided in the Note (if none, then at the maximum rate from time to time allowed by applicable law), shall be immediately repaid to Lender by Company and shall constitute a part of the 0bligations. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

                      (e) Lender shall be entitled to appoint an additional representative to attend, at the Company's expense, all meetings of the Company's Board of Directors and all committees of the Company's Board of Directors in a nonvoting observer capacity and, in this respect, shall provide such representative copies of all notices and meeting agenda in advance of such meetings and shall permit such representative to review all documents and other materials provided to directors at such meetings.

               9.3 Acceleration of Maturities. When any Event of Default described in paragraph (a) through (i), inclusive, and (1) of Section 9.1 has occurred and is continuing, Lender may, by notice to the Company, declare the entire principal and all interest accrued on the Note to be, and the Note shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (j) or (k) of Section 9.1 has occurred, then the Note shall immediately become due and payable without presentment, demand or notice of any kind, all of which are hereby expressly waived. Upon the Note becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holder of the Note the entire principal and interest accrued on the Note. No course of dealing on the part of Lender nor any delay or failure on the part of Lender to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the fullest extent permitted by law, to pay to the holder of the Note all costs and expenses, including reasonable attorneys' fees, incurred by them in the collection of the Note upon any default hereunder or thereon.

        10. Amendments, Waivers and Consents. Any term, covenant, agreement or condition of this Agreement may, by agreement of the Company and Lender, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), provided that no such amendment or waiver shall be effective unless in writing. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

        11. Interpretation of Agreement; Definitions.

               11.1 Definitions. As used herein,

        "Affiliate" means any person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 10% or more of any class of the Voting Stock of the Company or (iii) 10% or more of the Voting Stock (or in the case of a person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary.


        "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in Tennessee are authorized to close.

        "Change in Control" means when any person or entity, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company or a wholly-owned subsidiary thereof or any employee benefit plan of the Company or any of its subsidiaries, becomes the beneficial owner of the Company's securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business).

        The term "control" (including the terms "controlling," "controlled by" and "under common control") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise.

        "Default" means any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 9.1.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer any successor sections.

        "Fair Market Value" per share of Common Stock means (i) in the case of a security listed or admitted to trading on any securities exchange, the last reported sale price, regular way (as determined in accordance with the practices of such exchange), on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day (and in the case of a security traded on more than one national securities exchange, at such price or such average, upon the exchange on which the volume of trading during the last calendar year was the greatest), (ii) in the case of a security not then listed or admitted to trading on any securities exchange, the last reported sale price on such day, or if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reputable quotation service designated by the Company, (iii) in the case of a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or the Wall Street Journal, or if there are no bids and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 3 0 days prior to the date in question) for which prices have been so reported, and (iv) in the case of a security determined by the Company's Board of Directors as not having an active quoted market or in the case of other property, such fair market value as shall in good faith be determined by the Board of Directors.

        "Financing Statements" means any and all Uniform Commercial Code financing statements, in form and substance satisfactory to the Lender, executed and delivered by the Company to the Lender, naming the Lender as secured party and the Company as debtor, in connection with this Agreement, for filing with the California Secretary of State and the Texas Secretary of State.

        "Guaranties" by any person means all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation, (B) to maintain working capital or other balance sheet condition, or (C) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, or (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability, or dividend.

        "Hazardous Substance" means any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or Federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (i) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. SS 1317.1) as amended; (ii) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. SS 6901 et seq.) as amended; (iii) defined as a hazardous substance under
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42

U.S.C. SS 9601 et seq.) as amended; or (iv) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

        "Indebtedness" of any person means and includes all obligations of such person which in accordance with GAAP shall be classified upon a balance sheet of such person as liabilities of such person, and in any event shall include all
(i) obligations of such person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien or other charge upon property or assets owned by such person, even though such person has not assured or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the case of default are limited to repossession or sale or property, (iv) capitalized rentals, and (v) Guaranties of obligations of others of the character referred to in this definition.

        "Investments" means all investments in cash or by delivery of property, made directly or indirectly in any person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; provided, however that "Investments" shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

        "Material Adverse Event" means any event or circumstance, or set of events or circumstances, individually or collectively, that reasonably could be expected to result in any (i) material adverse effect upon the validity or enforceability of any of the Loan Documents, or (ii) material and adverse effect on the financial condition or results of operations of the Company (a "Material Adverse Effect"), or (iii) material default or potential material default under any of the Loan Documents.

        "Person" means an individual, partnership, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof

        "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

        "Registration Rights Agreement" means the Registration Rights Agreement between the Company and the Lender of even date herewith.

        "Security" shall have the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

        The term "subsidiary" means, as to any particular parent corporation, any corporation of which more than 50% (by number of votes) of the Voting Stock is owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" means a subsidiary of the Company.

        "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or persons performing similar functions).

        "Wholly-owned Subsidiary" means a Subsidiary of which all of the issued and outstanding shares of stock (except directors' qualifying shares) are owned by the Company and/or one or more of its Subsidiaries.

               11.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

               11.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any person, or which such person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such person.

        12. Miscellaneous.

               12.1 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay to Lender (i) Lender's reasonable, documented out-of-pocket expenses in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby, including but not limited to the reasonable fees, expenses and disbursements of Lender's counsel, and (ii) all such expenses relating to any amendment, waiver or consent pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, restructuring or similar proceedings relating to the performance by the Company of its obligations under this Agreement and the Note. The Company agrees to pay all reasonable costs and expenses incurred by Lender in connection with the making of the Loan, including but not limited to filing fees, recording taxes and reasonable attorneys' fees, promptly upon demand of Lender. Company further agrees to pay all of the out-of-pocket costs and expenses incurred by Lender in connection with the collection of the Loan, any amendment to the Loan Documents, or prepayment of the Loan, including but not limited to reasonable attorneys' fees, promptly upon demand of Lender. The Company also agrees that it will pay and hold Lender harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable in connection with the execution and delivery of this Agreement or the Note. The Company shall protect and indemnify Lender against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any person as a result of any actions of the Company or its agents in connection with the transactions contemplated by this Agreement.

               12.2 Powers and Rights Not Waived, Remedies Cumulative. No delay or failure on the part of the Lender in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right. The rights and remedies of the Lender are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended hereunder, shall extend to or affect any obligation or right not expressly waived or consented to. Time is of the essence with respect to each and every covenant, agreement and obligation of Company hereunder and under all of the other Loan Documents.



               12.3 Notices. All communications provided for hereunder shall be in writing and shall be delivered personally, or mailed by registered mail, or by prepaid overnight air courier, or by facsimile communication, in each case addressed:

If to Lender:           Tandem Capital, Inc.
                        500 Church Street, Suite 200
                        Nashville, Tennessee 37219
                        Attention: Craig Macnab
                        Facsimile No.: 615-726-1208

with a copy to:         C. Christopher Trower, Esq.
                        3159 Rilman Road, N.W.
                        Atlanta, Georgia 30327-1503
                        Facsimile No.: 404-816-6854

If to the Company:      Bikers Dream, Inc.
                        1420 Village Way
                        Santa Ana, California 92705
                        Attention: Herm Rosenman, President
                        Facsimile No.: 909-343-1610

with a copy to:         Day Campbell & McGill
                        3070 Bristol Street - Suite 650
                        Costa Mesa, California 92626
                        Attention: Leonard J. McGill
                        Facsimile No.: 714-429-2901

or such other address as Lender or the subsequent holder of the Note may designate to the Company in writing, or such other address as the Company may in writing designate to Lender or to a subsequent holder of the Note, provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose by such person and a notice sent by facsimile communication shall only be effective if made by confirmed transmission at a telephone number designated for such purpose by such person or, in either case, as Lender or a subsequent holder of the Note may designate to the Company in writing or at a telephone number herein set forth.

               12.4 Assignments. This Agreement, the Note, the Warrants, and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender, and any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Note, and in such event Company shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. The Company shall not assign any of its rights nor delegate any of its duties under this Agreement or any of the other Loan Documents by operation of law or otherwise without the prior express written consent of Lender, which may be withheld in Lender's sole and unfettered discretion, and if the Company obtains such consent, this Agreement and the other Loan Documents shall be binding upon such assignee.


               12.5 Survival of Covenants and Representations. All representations and warranties made by the Company and the Lender herein and in any instruments or certificates delivered pursuant hereto shall survive for a period of thirteen months following the Closing Date, except the representations and warranties made in Sections 2.1, 2.2, 2.3, and 2.4 by the Company, and in Sections 3.1, 3.2, 3.3, and 3.4 by Lender, which shall survive until payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Company under, the Note. All covenants made by the Company and the Lender herein and in any instruments or certificates delivered pursuant hereto shall survive the closing and the delivery of this Agreement and the Note, until the termination of this Agreement, which shall terminate and be of no further force or effect upon the payment in full of the principal amount of, all accrued but unpaid interest under, and all expenses and other costs required to be paid by the Company under, the Note.

               12.6 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may for any reason, be hereafter declared invalid or unenforceable.

               12.7 Governing Law and Jurisdiction. This Agreement and the Note issued and sold hereunder shall be governed by and construed in accordance with California law, without regard to its conflicts of law rules. The Company hereby consents to the jurisdiction of the courts of the State of Tennessee and the United States District Court for the Middle District of Tennessee, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of its obligations arising under this Agreement or any other Loan Documents or with respect to the transactions contemplated hereby, and expressly waives any and all objections the Company may have as to personal jurisdiction, service of process, and venue in any of such courts.

               12.8 Captions, Counterparts. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               12.9 Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party hereto, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the Note and Warrants purchased hereunder, except as such disclosure may be required by law.

               12.10 Publicity. The Company and Lender shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby. Neither party shall issue any press release or otherwise make any public statement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.



                     [REST OF PAGE INTENTIONALLY LEFT BLANK]


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
        IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first written above.


                                    BIKERS DREAM, INC.


                                    By: [SIG]
                                       -------------------------------

                                    Title: CEO
                                          ----------------------------


                                    SIRROM CAPITAL CORPORATION
                                    d/b/a TANDEM CAPITAL


                                    By:
                                       -------------------------------

                                    Title:
                                          ----------------------------

      IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed and delivered by their duly authorized officers as of the date first written above.


                                    BIKERS DREAM, INC.


                                    By:
                                       -------------------------------

                                    Title:
                                          ----------------------------



                                    SIRROM CAPITAL CORPORATION
                                    d/b/a TANDEM CAPITAL


                                    By: [SIG]
                                       -------------------------------

                                    Title: Vice-President
                                          ----------------------------


                                       33